As filed with the Securities and Exchange Commission on December 13, 2018

Registration No. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VERU INC.

(Exact name of registrant as specified in its charter)

Delaware	39-1144397
(State of Incorporation)	(I.R.S. Employer Identification No.)

4400 Biscayne Blvd, Suite 888

Miami, Florida 33137-3212

(Address of principal executive offices) (Zip Code)

VERU INC.

2018 EQUITY INCENTIVE PLAN

(Full title of the plan)

Mitchell S. Steiner, M.D.

Chairman, President and Chief Executive Officer

4400 Biscayne Blvd., Suite 888

Miami, Florida 33137

(305) 509-6897

(Name and address of agent for service and telephone number, including area code, of agent for service)

Copy to:

Benjamin G. Lombard, Esq.

Reinhart Boerner Van Deuren s.c.

1000 North Water Street

Suite 1700

Milwaukee, Wisconsin 53202

(414) 298-1000

Indicate by check mark whether the restraint is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period or comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share	2,000,000 (1)	$1.445 (2)	$2,890,000 (2)	$350.27 (2)

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock which become issuable under Veru Inc. 2018 Equity Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration by Veru Inc. (the “Registrant”) which results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.

(2)

For the purpose of computing the registration fee, the Registrant has used $1.445 as the average of the high and low prices of the Common Stock as reported on December 7, 2018 on the NASDAQ Capital Market for the offering price per share, in accordance with Rule 457(c) and (h) under the Securities Act. The actual offering price will be determined in accordance with the terms of the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated herein by reference:

(a)    the Registrant’s latest annual report on Form 10-K filed pursuant to sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed;

(b)    all other reports filed pursuant to sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above; and

(c)    the description of the Registrant’s common stock contained in the registration statement filed pursuant to section 12 of the Exchange Act and all amendments thereto or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents; provided, however, that documents, reports and definitive proxy or information statements, or portions thereof, which are furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4. Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Pursuant to sections 180.0850 to 180.0859 of the Wisconsin Business Corporation Law, the Registrant’s directors and officers are entitled to mandatory indemnification from it against certain liabilities and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding and (ii) in proceedings in which the director or officer is not successful in the defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform his or her duties to the Registrant and such breach or failure constitutes: (a) willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. It should be noted that section 180.0859 of the Wisconsin Business Corporation Law specifically states that it is the public policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted under sections 180.0850 to 180.0858 as described above. Additionally, under the Wisconsin Business Corporation Law, the Registrant’s directors are not subject to personal liability to it, its shareholders or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as such directors, except in circumstances paralleling those in subparagraphs (a) through (d) outlined above.

Consistent with sections 180.0850 to 180.0859 of the Wisconsin Business Corporation Law, Article VIII of the Registrant’s Amended and Restated By-Laws provides that the Registrant shall indemnify any person in connection with legal proceedings threatened or brought against such person by reason of his or her present or past status as one of its officers or directors in the circumstances described above. The Amended and Restated By-Laws also contain a nonexclusivity clause which provides in substance that the indemnification rights under the Amended and Restated By-Laws shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any agreement with the Registrant or otherwise.

The indemnification provided as set forth above is not exclusive of any other rights to which one of the Registrant’s directors or officers may be entitled.

The general effect of the foregoing provisions is to reduce the circumstances in which an officer or director may be required to bear the economic burdens of the foregoing liabilities and expenses.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibit Index on page 5 is incorporated herein by reference as the list of exhibits required as part of this registration statement.

Item 9. Undertakings.

1.    The undersigned Registrant hereby undertakes as follows:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the registrant’s Registration Statement on Form SB-2 (File No. 333-89273) filed with the Commission on October 19, 1999).

4.2	Articles of Amendment to Amended and Restated Articles of Incorporation increasing the number of authorized shares of common stock to 27,000,000 shares (incorporated by reference to Exhibit 3.2 to the registrant’s Registration Statement on Form SB-2 (File No. 333-46314) filed with the Commission on September 21, 2000).

4.3	Articles of Amendment to Amended and Restated Articles of Incorporation increasing the number of authorized shares of common stock to 35,500,000 shares (incorporated by reference to Exhibit 3.3 to the registrant’s Registration Statement on Form SB-2 (File No. 333-99285) filed with the Commission on September 6, 2002).

4.4	Articles of Amendment to Amended and Restated Articles of Incorporation increasing the number of authorized shares of common stock to 38,500,000 shares (incorporated by reference to Exhibit 3.4 to the registrant’s Quarterly Report on Form 10-QSB (File No. 1-13602) filed with the Commission on May 15, 2003).

4.5	Articles of Amendment to Amended and Restated Articles of Incorporation designating the terms and preferences for the Class A Preferred Stock – Series 3 (incorporated by reference to Exhibit 3.5 to the registrant’s Quarterly Report on Form 10-QSB (File No. 1-13602) filed with the Commission on May 17, 2004).

4.6	Articles of Amendment to Amended and Restated Articles of Incorporation designating the terms and preferences for the Class A Preferred Stock – Series 4 (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K (File No. 1-13602) filed with the Commission on November 2, 2016).

4.7	Articles of Amendment to Amended and Restated Articles of Incorporation increasing the number of authorized shares of common stock to 77,000,000 shares (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K (File No. 1-13602) filed with the Commission on August 1, 2017).

4.8	Amended and Restated By-Laws (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K (File No. 1-13602) filed with the Commission on May 4, 2018).

5.1	Opinion of Reinhart Boerner Van Deuren s.c.

23.1	Consent of RSM US LLP.

23.2	Consent of Reinhart Boerner Van Deuren s.c. (included in Exhibit 5.1 to this Registration Statement).

99.1	Veru Inc. 2018 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K (File No. 1-13602) filed with the Commission on March 26, 2018).

99.2	Form of Non-Qualified Stock Option Grant Agreement under Veru Inc. 2018 Equity Incentive Plan. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 1-13602) filed with the Commission on March 26, 2018).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida on December 13, 2018.

VERU INC.

BY	/s/ Mitchell S. Steiner
Mitchell S. Steiner, Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby appoints Mitchell S. Steiner and Michele Greco, and each of them individually, as his or her true and lawful attorney-in-fact and agent, with power to act with or without the other and with full power of substitution and resubstitution, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement and file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mitchell S. Steiner Mitchell S. Steiner	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	December 13, 2018

/s/ David R. Bethune David R. Bethune	Director	December 10, 2018

/s/ Mario Eisenberger Mario Eisenberger	Director	December 13, 2018

/s/ Harry Fisch Harry Fisch	Vice Chairman of the Board and Director	December 13, 2018

/s/ Lucy Lu Lucy Lu	Director	December 13, 2018

/s/ O.B. Parrish O.B. Parrish	Director	December 13, 2018

/s/ Michael L. Rankowitz Michael L. Rankowitz	Director	December 13, 2018

/s/ Jesus Socorro Jesus Socorro	Director	December 13, 2018

/s/ Michele Greco Michele Greco	Chief Financial Officer and Chief Administrative Officer (Principal Financial and Accounting Officer)	December 13, 2018